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DOLLAR GENERAL PLEDGES SUPPORT FOR HURRICANE KATRINA RELIEF

Discount Retailer Joins American Red Cross Efforts

GOODLETTSVILLE, Tenn. (September 2, 2005) – Reaching out to the victims of Hurricane Katrina, Dollar General Corporation today pledged at least $200,000 to support the relief efforts of the American Red Cross.

The gift will be a combination of cash and merchandise for the recovery of areas hardest hit by Hurricane Katrina.  Dollar General will work with the Red Cross to determine need and timing. In addition, Dollar General’s more than 7,700 stores will serve as cash donation sites for the relief effort in the month of September. All funds collected in the stores will be donated to the Red Cross.

The company is also making financial aid available to employees who have lost their homes in the affected areas.

“Dollar General and our employees are part of these communities that have been hit so hard by Katrina,” said David Perdue, Dollar General CEO, “Our pledge reflects our commitment to serve those communities – in good times and bad.”

Dollar General is in the process of assessing the impact of Hurricane Katrina on its stores in Alabama, Louisiana and Mississippi. As communication improves and other recovery efforts take hold, a number of stores previously closed because of the hurricane have re-opened. The company believes the number of stores that remain closed is approximately 131.  Some of these stores may have been permanently destroyed, although the company is not yet in a position to make that determination. Dollar General intends to work quickly to reopen or relocate affected stores where possible and to resume meeting the needs of customers in those communities.

About Dollar General Corporation

Dollar General is a Fortune 500® discount retailer with over 7,700 neighborhood stores. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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